EXHIBIT 99.1

SMG Indium Resources Ltd. Announces $7.5 Million Private Placement

NEW YORK, Jan. 5, 2012 /PRNewswire/ -- SMG Indium Resources Ltd. (the "Company") (OTCBB: SMGI, SMGIW, SMGIU), announced today that it has entered into a definitive purchase agreement to sell $7.5 million of its common stock in a private placement offering to entities affiliated with Raging Capital Management LLC. Pursuant to this agreement, the Company will issue 2,000,000 shares of common stock at $3.75 per share. The Company expects to use 85% of the gross proceeds to purchase and stockpile the metal indium and 15% for general corporate purposes.

"We are pleased that our largest shareholder, Raging Capital Management LLC, continues to believe in our corporate vision and has decided to increase its investment in our Company. We have agreed to issue common stock at a 10% premium to the closing bid price and essentially at parity to our Net Market Value ("NMV") which was last reported on our website on December 31, 2011 at $3.76* per share. With the proceeds, we will continue to expand our strategic stockpile of indium," said Alan C. Benjamin, chief executive officer of SMG Indium Resources Ltd.

"We believe the supply/demand fundamentals of the indium market are very compelling, and we are excited to be shareholders in what we believe is the world's largest strategic stockpile of the metal. Further, the Company has successfully acquired an additional 25 metric tons of indium since the initial public offering," said William C. Martin, Chairman and Chief Investment Officer of Raging Capital Management, LLC.

Indium Market Update

Indium is strongly linked to the burgeoning digital economy. Indium in the form of indium tin oxide ("ITO") creates the optically transparent electrodes that drive LCD displays on TVs, computer monitors, laptops, tablets, smartphones and touchscreens. The demand for LCD glass has continued to grow even during the recession. Additionally, the unique chemical properties of indium compounds make them essential to fabricating products in some of the most exciting emerging technologies, including Light Emitting Diodes ("LEDs"), high speed semiconductors in the form of indium-gallium-arsenide ("InGaAs") and indium phosphide ("InP") as well as the next generation of thin-film solar panels known as CIGS ("Copper-Indium-Gallium-diSelenide").

Primary production of indium is constrained by both physical occurrence (it is produced entirely as a by-product of industrial metal smelting) and by geographic occurrence (over 50% of the world's primary production and in excess of 70% of reserves are located in China). Primary production has been stagnant for the past five years and has not been rising to meet growing demand.

Last year, the Department of Energy released its first Critical Materials Strategy report. The report found that four clean energy technologies used materials at risk of supply disruptions in the next five years. In that report, the supply of five rare earth elements and indium were assessed as being most critical in the short term.

The Company believes the indium market is in a structural supply deficit. However, economic uncertainty, generated by the fiscal crisis in Europe, has led display manufacturers to draw down inventories, even as end-user sales of TVs, tablets and cell phones have continued to grow. This has resulted in lower than expected demand for LCD driven raw materials and as a result the current price of indium has fallen to $570 per kilogram. Although the price of indium can always drop further amidst uncertainty, the Company believes this price level represents an excellent opportunity to further increase its stockpile.

An investment in SMGI represents an investment in a Company whose value is tied to a commodity linked to growth in the technology sector, as well as an investment in a hard asset, indium bullion. We believe SMG Indium Resources Ltd. maintains the largest strategic stockpile of indium outside of the People's Republic of China.

*We use the term NMV when we discuss the value of our indium holdings. We define the term NMV, as used in this release, as the product of multiplying the number of kilograms of indium held by the Company at any given point by the spot price for indium as published by Metal Bulletin PLC as posted on Bloomberg L.P., plus cash and other Company assets, less any liabilities.  The use of the term NMV is a non-GAAP financial measurement.

About SMG Indium Resources Ltd.

SMG Indium Resources Ltd. purchases and stockpiles the metal indium and believes it maintains the largest strategic stockpile of indium outside of the People's Republic of China. Our strategy is to achieve long-term appreciation in the value of our indium stockpile, and not to actively speculate with regard to short-term fluctuations in indium prices. Our indium is insured and physically stored at a Brink's Global USA facility located in the United States. Our shareholders have the ability to effectively purchase an interest in indium in a manner that does not directly include the risks associated with ownership of companies that explore for, mine or process indium. For more information please contact: info@smg-indium.com

Disclosure Notice

This press release may contain forward-looking statements regarding SMG Indium Resources Ltd. current expectations of future events that involve risks and uncertainties, including, without limitation, including and not limited to indium price volatility from supply and demand factors, international export quotas that could affect the availability of indium and our ability to purchase indium, lack of any internationally recognized exchanges for indium, limited number of potential suppliers of indium and potential customers who purchase indium, disruption of mining operations, technological obsolescence, substitution of other materials decreasing the demand for indium, regulatory requirements regarding indium, risks associated with international economic and political events, lack of operational liquidity, lack of investment liquidity, factors affecting our NMV, and changes in interest rates. Such statements are based on management's current expectations and are subject to a number of substantial risks and uncertainties that could cause actual results or timeliness to differ materially from those addressed in the forward-looking statements. Factors that may cause such a difference are listed from time to time in reports filed by the Company with the U.S. Securities and Exchange Commission (SEC), including but not limited to risks described in our Prospectus dated May 4, 2011 as filed with the Securities and Exchange Commission under the caption "Risk Factors."  We undertake no obligation to publicly update any forward-looking statements.

CONTACT: Alan C. Benjamin, +1-212-984-0635

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